Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sibanye Stillwater Limited:

We consent to the use of our report dated 4 October 2019, with respect to the statements of financial position of Sibanye Stillwater Limited as of 31 December 2018, 2017 and 2016, and the related notes (collectively, the financial statements), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Inc.

South Africa

10 January 2020